UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2015

RadTek, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 333-165526

Nevada	27-2039490
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9900 Corporate Campus Dr. Suite 3000, c/o PEG Louisville, KY	40223
(Address of Principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (502) 657-6005

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: Entry into a Material Definitive Agreement

On April 28, 2015, the registrant’s subsidiary, RadTek Co., Ltd. entered into an agreement with C&D Co. Ltd., a South Korean company, for the purposes of creating a new corporation.  The new corporation will be an Internet Protocol television platform establishment and equipment delivery service.  Under the agreement, the registrant will raise $2 million for the purposes of establishing the new corporation and registering the shares with FINRA.  The registrant will then transfer all related resources to the new corporation after its establishment.  C&D will provide use of its patents, licenses, trademarks and registered service marks to the registrant, as well as its products, marketing support, and technical support.  Once the new corporation has been established, all of the patents, licenses, trademarks, and registered service marks will be transferred to the new corporation.

The registrant and C&D are each obliged to produce all paperwork related to this agreement upon demand.

The registrant has the authority to review and refuse any contracts entered into between C&D and any third party if that contract will affect the agreement.

Should there be any false reports or should either party be found guilty of illegal activity, the agreement can be terminated by any non-guilty party and that party can claim for compensation of damage incurred by the guilty party.  This agreement may be terminated if either party does not follow the terms of the agreement.  If either party wishes to terminate the agreement due to noncompliance, then written notice must be provided at least one month prior to the termination.  The agreement may be terminated if both parties agree to the impossibility of their mutual purposes.

The registrant may terminate the agreement if any patent, license, trademark, registered service mark, or any marketing or technical support cannot be commercialized, if any of the information related to the new business from C&D is false, or if it is impossible to perform due to any legal conflict related to the authority of C&D.

C&D may terminate the agreement if the registrant fails to raise the funds for the new business or if the registrant fails to perform under the agreement without specific reason.

ITEM 9.01: Exhibits

d)

Exhibit 10.1

Memorandum of Agreement between RadTek, Co, Ltd. and C&D Co. Ltd., signed April 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RadTek, Inc.

May 6, 2015

By:      /s/ Kwang Hyun Kim

Kwang Hyun Kim

Chief Executive Officer